Exhibit 99.1

INNOVATE’s Portfolio Company, R2, has Explosive Growth and Global Reach with Glacial® Skin Continuing to Redefine Aesthetic Innovation

NEW YORK, September 9, 2025 - INNOVATE Corp. (NYSE: VATE) (“INNOVATE” or the “Company”) today announced that R2 Technologies, Inc. (“R2”), the innovators behind the breakthrough Glacial® Skin technology, and an operating subsidiary of INNOVATE, achieved a second-quarter 2025 revenue increase of 88% over the same quarter in 2024. This strong performance underscores R2’s accelerating momentum in the global aesthetics market.
R2’s global system sales surged 125% over the same quarter in 2024, fueled by demand in North America and expansion across Europe, South America, and Asia. Specifically, outside of North America for the six months ending June 30, 2025, demand grew 768% compared to the same period in 2024. Combined with steady growth in North America, the Company believes these gains reinforce Glacial Skin’s reputation as a category-defining solution in aesthetic wellness.
Glacial Skin’s Clinical & Business Impact
Glacial Skin delivers controlled cooling to reduce inflammation, brighten skin, and correct pigment, all with zero downtime. In Q2 2025, patient treatments increased 115% and average monthly utilization per provider rose 28% year-over-year, showcasing the device’s ability to drive both patient satisfaction and revenue growth.
Brand Awareness & Digital Engagement
Glacial Skin, a pioneering wellness brand, is redefining the aesthetics landscape with a surge in brand awareness and digital engagement that is capturing the attention of both providers and consumers. This surge in digital engagement is translating into increased provider inquiries and accelerated system adoption. Glacial Skin’s social media engagement is outperforming industry benchmarks by an impressive 823%, with quarter-over-quarter growth of 52% in social media mentions and a 141% increase in website traffic. This digital acceleration is fueling strong sales performance and driving significant gains in market share.
This summer, R2 unveiled its new tagline Restore, Refresh, Rebalance, a powerful reflection of the core wellness benefits delivered by each Glacial Skin treatment, from reducing inflammation to promoting radiant, balanced skin. With momentum continuing to build, R2 believes that Glacial Skin is poised to lead the next wave of growth in the aesthetic wellness technology sector.
“Our Q2 results are a testament to the global appeal of Glacial Skin and the exceptional outcomes it delivers for patients and providers alike,” said Tim Holt, CEO of R2 Technologies. “We’re not only redefining what’s possible in skin health but also delivering a compelling return on investment for our partners worldwide.”
Glacial Skin is positioned to lead the growing demand for non-invasive, inflammation-targeted treatments. As consumers increasingly seek effective solutions with minimal downtime, the global non-invasive aesthetic market is projected to grow from USD 83.13 billion in 2025 to USD 238 billion by 2034, reflecting a 12.4% CAGR1. The skin rejuvenation segment alone is expected to reach nearly USD 39 billion by 2035, affirming the growing prioritization of treatments that restore skin health and deliver visible results2.
1 https://www.towardshealthcare.com/insights/non-invasive-aesthetic-treatments-market-unveiling-effortless-beauty-with-non-invasiveness
2 https://www.marketresearchfuture.com/reports/skin-rejuvenation-market-43575

“As highlighted in NewBeauty’s Summer 2025 Supplement, today’s patients are making wellness-driven decisions; they want visible results with no downtime,” said Tim Holt, CEO of R2 Technologies. “Glacial Skin is uniquely positioned to meet that demand, combining clinical efficacy with a wellness-first experience that resonates globally.”
About INNOVATE
INNOVATE is a portfolio of best-in-class assets in three key areas of the new economy – Infrastructure, Life Sciences and Spectrum. Dedicated to stakeholder capitalism, INNOVATE employs approximately 3,100 people across its subsidiaries. For more information, please visit: www.INNOVATECorp.com.
About R2 Technologies, Inc.
Headquartered in Silicon Valley is the world leader in CryoAesthetics® medical devices. Founded in 2014 by Pansend Life Sciences LLC, Blossom Innovations LLC, and Massachusetts General Hospital, R2 Technologies has pioneered the development of Glacial® Skin platforms for precision contact cooling of the skin, which has been shown to reduce inflammation and brighten the skin.
R2 Technologies' product lineup includes Glacial® Rx, Glacial® fx, and Glacial® Spa, with an exciting pipeline of future innovations in development. The company's strategic partnership with Huadong Medicine Co., Ltd. has further accelerated its growth and market presence.
To learn more about R2 Technologies, treatment offerings, and providers, visit glacialskin.com and follow the company on LinkedIn and Instagram.
Forward-Looking Statements
Certain statements in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements generally relate to future events, including but not limited to, statements regarding the continued growth of sales of R2's Glacial systems, and the anticipated growth in the non-invasive aesthetic market and skin rejuvenation segment. You are cautioned that such statements are not guarantees of future performance and that INNOVATE’s actual results may differ materially from those set forth in the forward-looking statements. All of these forward-looking statements are subject to risks and uncertainties that may change at any time. Factors that could cause INNOVATE’s actual expectations to differ materially from these forward-looking statements include customer demand, patient satisfaction with procedures, and the impact of general economic conditions, our ability to successfully implement our growth strategy and grow our business effectively or efficiently, R2’s reliance on third parties for its sales, marketing, manufacturing and/or distribution and the other factors under the heading “Risk Factors” set forth in INNOVATE’s Annual Report on Form 10-K, as supplemented by INNOVATE’s quarterly reports on Form 10-Q. Such filings are available on our website or at www.sec.gov. You should not place undue reliance on these forward-looking statements, which are made only as of the date of this press release. INNOVATE undertakes no obligation to publicly update or revise forward-looking statements to reflect subsequent developments, events, or circumstances, except as may be required under applicable securities laws.

Investor Contact:
Solebury Strategic Communications
Anthony Rozmus
ir@innovatecorp.com
(212) 235-2691